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                        Provident Bankshares Corporation
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                (Name of Registrant as Specified In Its Charter)

                 Paul M. Aguggia, Muldoon, Murphy & Faucette LLP
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                 Provident Bankshares Institutional Shareholders



      You may have recently received a letter from Mid-Atlantic Investors seeking your support for their proposal to sell Provident Bankshares.

Unfortunately, in their zeal to make a quick profit on their leveraged investment, they misstated numbers supposedly supportive to their argument. Let us set the record straight.

      In its efforts to show that Provident under-performs certain other banks based on earnings per share, Mid-Atlantic engages in a misleading apples and oranges comparison. As one example, MID-ATLANTIC INCLUDED EXTRAORDINARY GAINS IN

THE CASE OF SUNTRUST AND WACHOVIA, BUT EXCLUDED SUCH GAINS FROM THEIR

CALCULATIONS OF PROVIDENT'S RESULTS. IN FACT:

     o     Suntrust's earnings release states: "Normalized earnings per share were up 15 percent from the $3.41 per diluted share earned in 1998."

           Suntrust reported a 1999 "extraordinary gain, net of taxes, of $202.6 million ... from the ... sale of the Company's consumer credit card portfolio." Mid-Atlantic uses this one-time extraordinary gain to list a 35.86% growth in EPS rather than the normalized 15 percent that Suntrust itself reported.

     o     Wachovia's earnings release states: "For the full year of 1999,

           operating earnings of $4.97 per diluted share increased 11.7 percent.

           Operating income grew 10.1 percent...." Mid-Atlantic again chooses to include extraordinary items in its "analysis" to produce a 17.22 percent growth in EPS rather than the normalized 10.1 percent.



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     o     IF MID-ATLANTIC HAD BEEN CONSISTENT AND INCLUDED EXTRAORDINARY ITEMS

           IN ITS PROVIDENT CALCULATIONS, OUR 1999 INCREASE IN DILUTED EPS WOULD

           HAVE BEEN 28 PERCENT.


      Similarly, the actual operating results from the Suntrust and Wachovia earnings releases paints a very different picture -- a picture that shows that

Provident's EPS growth exceeded Wachovia's by approximately 2 percent and was short of Suntrust's by less than 1.5 percent.


% Growth Year/Year:Provident   SunTrust   Wachovia   BB&T   Mercantile   Fulton  Susquehanna
Net Income          13.12%      15.75%     10.10%   12.82%     7.21%      9.85% (3.91)%

Diluted EPS         13.61%      15.00%     11.70%   12.27%    10.29%     10.24% (3.31)%


      FURTHERMORE, MID-ATLANTIC'S ALLEGATIONS THAT PROVIDENT LACKS SUBSTANTIAL

NATURAL LOAN AND CORE DEPOSIT GROWTH AND HAS FAILED TO GROW SOLID CUSTOMER

RELATIONSHIPS ARE ABSOLUTELY WRONG, AS ARE THE SO-CALLED STATISTICS THAT
                  ----------------

MID-ATLANTIC VAINLY CALLS UPON TO SUPPORT SUCH PREPOSTEROUS STATEMENTS.


      To once again set the record straight, over the past five years:

         -  Commercial loans have grown by $200 million or 36 percent.  Consumer loans, excluding acquired second mortgages, have grown by $347 million or 78 percent.

         -  Time deposits, excluding brokered deposits, have grown by $145 million or 11 percent.

         -  Demand deposits have grown by $345 million or 76 percent.


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         -  Total consumer and business deposit accounts grew 82.35 percent.

THIS GROWTH WAS LED BY SIGNIFICANT INCREASES IN RETAIL AND BUSINESS CHECKING

ACCOUNTS, THE BACKBONE OF BANKING RELATIONSHIPS. RETAIL DEMAND DEPOSIT ACCOUNTS

GREW 106.28 PERCENT AND COMMERCIAL DEMAND DEPOSIT ACCOUNTS GREW 111.09 PERCENT.

RETAIL MONEY MARKET DEPOSIT ACCOUNTS ALSO GREW 121.37 PERCENT.


      Mid-Atlantic misstates not just numbers, but fundamental issues. We believe Mid-Atlantic's emphasis on return on assets is wrong. In order to determine whether Provident is performing in the stockholders' interests, we emphasize return on equity and earnings per share - the best measures of the earnings on the stockholders' capital deployed.

      Over the past five years, Provident management has fulfilled its commitment to boost return on equity and earnings per share by financing our growth plan through the prudent use of leverage, even though that strategy can lower return on assets. We have done so within the constraint to always remain

"well capitalized" by regulatory standards. This leveraging tactic, while effective in financing Provident's expansion strategy and improving equity returns, lowers net interest margin, as well as return on assets.

      NO MATTER HOW HARD MID-ATLANTIC TRIES TO MUDDY UP THE WATERS, PROVIDENT'S

NUMBERS STAND OUT AS STRONG AND FUNDAMENTALLY ATTRACTIVE.

      Provident's double digit growth numbers in 1999 (13.1% earnings and 13.6%

earnings per share) are fundamentally attractive. Provident has been successful in entering new markets and increasing market share while simultaneously growing sustainable returns on invested capital over the past twenty five quarters.

Contrary to



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Mid-Atlantic's assertions, there is little that can be superficial over such an extended period of performance. Mid-Atlantic has ignored Provident's ability to execute loan growth prudently with loan losses/loans averaging 23 basis points over the five year period - approximately one-half that of all banks. These numbers represent continued, sustained Provident Bankshares' performance.


                           95       96       97*      98       99
                           --       --      ----      --      ---

Earnings Per Share      $0.88    $1.02    $1.30    $1.47    $1.67


      *exclusive of merger related expenses



All of these misstatements are in support of Mid-Atlantic's flawed argument that an immediate sale of Provident would benefit all stockholders. However, a quick sale, regardless of long-term value, really benefits Mid-Atlantic due to its speculative, margin-based investment techniques. Mid-Atlantic borrowed on margin in 1997 and 1998, acquiring the bulk of its ownership position in Provident when the Company's stock was selling near all time high levels. During January and

February of this year, Mid-Atlantic again borrowed on margin to buy almost

600,000 additional shares in 12 trading days. Mid-Atlantic's strategy is clearly tailored to Mid-Atlantic, not to all of the stockholders.


      Adoption of the Mid-Atlantic proposal would place the corporation in a weak negotiating position in any potential merger. Mid-Atlantic urges an

"orderly auction" in their March 31 letter vs. a "FOR SALE" sign [their emphasis] in their March 22 letter. The subtlety of the difference escapes us.

The markets are in turmoil. Now, more than ever, is not the right time to hang out a For Sale sign, even an "orderly" one.



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      We find it essential to correct Mid-Atlantic's numerous misstatements so that their pernicious effect does not do substantial harm to the interests of our stockholders. We urge you to avoid such harm by voting against

Mid-Atlantic's sale proposal contained in Proposal 3.